Exhibit 99.1

For Immediate Release NR 15-1101

Press Release	Media Contact: Brendan Ranson-Walsh Vice President, Global External Communications 212-739-7212 Brendan.Ranson-Walsh@aecom.com	Investor Contact: Will Gabrielski Vice President, Investor Relations 213.593.8208 William.Gabrielski@aecom.com

AECOM completes exchange offer

LOS ANGELES (November 2, 2015) — AECOM (NYSE: ACM), a premier, fully integrated global infrastructure firm, today announced the final results of its previously announced offer to exchange up to $800 million aggregate principal amount of its newly issued 5.750% Senior Notes due 2022 and up to $800 million aggregate principal amount of its newly issued 5.875% Senior Notes due 2024 (the “Exchange Notes”), as well as all related guarantees, for a like principal amount of the applicable series of its outstanding 5.750% Senior Notes due 2022 (the “Old 2022 Notes”) and its outstanding 5.875% Senior Notes due 2024 (the “Old 2024 Notes” and, together with the Old 2022 Notes, the “Old Notes”), as well as all related guarantees.

The exchange offer expired at 5:00 p.m. New York City time on October 30, 2015. As of the expiration date, tenders of 100 percent of the Old 2022 Notes and 100 percent of the Old 2024 Notes were received. AECOM accepted all of the Old Notes tendered in exchange for a like principal amount of the corresponding series of the Exchange Notes, and settlement occurred on November 2, 2015.

The Exchange Notes are guaranteed by AECOM’s subsidiaries that guaranteed the Old Notes. The sole purpose of the exchange offer was to fulfill AECOM’s obligations under the registration rights agreement related to the Old Notes.

This press release is for informational purposes only and is neither an offer to buy, nor a solicitation of an offer to sell, the Exchange Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About AECOM

AECOM is built to deliver a better world. We design, build, finance and operate infrastructure assets for governments, businesses and organizations in more than 150 countries. As a fully integrated firm, we connect knowledge and experience across our global network of experts to help clients solve their most complex challenges. From high-performance buildings and infrastructure, to resilient communities and environments, to stable and secure nations, our work is transformative, differentiated and vital. A Fortune 500 firm, AECOM companies had revenue of approximately US$19 billion during the 12 months ended June 30, 2015. See how we deliver what others can only imagine at aecom.com and @AECOM.